EMPLOYMENT AGREEMENT

            This Employment Agreement (the "Agreement") is entered into as June 1, 1997 by and between Acute Therapeutics, Inc. a Delaware corporation (the "Company"), and Thomas E. Wiswell, M.D. ("Executive").

            WHEREAS, the company and the Executive desire that the Executive be employed by the Company and that the terms and conditions of such employment be defined;

            NOW, THEREFORE, in consideration of the employment of the Executive by the Company, the Company and Executive agree as follows:

            1. Term of the Agreement. The Company shall employ Executive as Vice President for Clinical Research and Executive shall accept employment for a period of three (3) years commencing on June 1, 1997 (the "Commencement Date") and continuing until May 31, 2000 (the "Employment Period") subject, however, to prior termination as hereinafter provided Section 5.

            2.    Executive's Duties and Obligations.

                  a. Duties. Executive shall serve as Vice President for Clinical Research. Executive shall be responsible for the overall conduct of protocol development for existing and future drug candidates within the Company's pipeline and for overall conduct of clinical trial according to current Good Clinical practices.

                  b. location of Employment. Executive's principal place of business shall be at Company's office located at 3359 Durham Road, Doylestown, Pennsylvania 18901.

                  c. Proprietary Information and Inventions Agreement. Upon commencement of employment with the Company, Executive shall execute the Company's standard form of Intellectual Property and Confidential Information Agreement (the "Confidentiality Agreement") a copy of which is attached to this Agreement as Exhibit A.

            3.    Devotion of Time to Company's Business

                  a. Full Time Efforts. During his employment with the Company, Executive shall, subject to the provisions set forth in Section 3.b., devote substantially all of his business time, attention and efforts to the high quality performance of his duties to the Company.

                  b. No Other Employment. During his employment with the company, Executive shall not, whether directly or indirectly, render any services of a commercial or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of the Company's Executive Committee or Board of Directors. Notwithstanding this Section 3.b., as specifically agreed by the Company and Executive, Executive may engage in activities related to the field of neonatology at the hospital of his choice, private patient and research and attendance at professional meetings, provided that Executive's time spent at such activities shall not interfere with the performance of his contractual obligations under this Agreement.

                  c. Non-Competition During Employment. During the term of this Agreement, and for eighteen months after its termination, Executive shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity (i) compete with Acute Therapeutics, Inc. in the business or research areas of surfactant replacement therapy and other areas which Acute Therapeutics, Inc. may enter while he remains employed, or
(ii) directly or indirectly solicit or employ any employees of the Company, provided, however, that Executive shall not be precluded or prohibited from owning passive investments including passive investments in publicly-held securities in other institutions so long as such ownership does not require his participation in any manner with the institution and provided further that the provisions set forth in Exhibit A, and in this Section 3 shall not be applicable in the event Executive's employment is terminated by the Company without Good Cause, or by the Executive for good cause as defined in Section 5.

            4. Compensation and Benefits

                  a. Base Compensation. During the term of this Agreement, the company shall pay to Executive base annual compensation of Two Hundred Thousand dollars ($200,000), payable in installments according to the Company's payroll schedule, less all required tax withholdings as required by law.

                  b. Insurance Benefits. During his employment with the Company, the Company shall provide reasonable medical and disability benefits to Executive and to Executive's family. In addition, the Company will provide Executive with term life insurance upon his life on behalf of Executive's beneficiaries in the amount of Executive's annual salary for the term of this Agreement.

                  c. Stock Option. The Board of Directors of the Company will grant to Executive an incentive stock option to purchase 16,000 shares of Common Stock, $.001 par value of the Company, subject to appropriate adjustments in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares, at an exercise price equal to $ 0.75 per share. The Company shall not make any change in stock option benefit which would dilute or otherwise adversely effect the percentage of shares offered to the Executive hereunder.

                  d. Participation in Benefits. Executive shall be entitled to participate in and receive the benefits in any plan of the Company, in addition to those specifically referred to in this Agreement, relating to pension, profit sharing, stock options, or other retirement benefits, disability and medical coverage or reimbursement plans that the Company may adopt for the benefit of its executives and employees which are now in existence or may come into existence hereafter. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the compensation payable pursuant to Section 4.a.

                  e. Vacation. Executive shall be entitled to a paid vacation during each year of the term of this Agreement. The vacation benefit shall consist of not less than three (3) weeks during each year at times mutually acceptable between the Company and Executive.

                  f.    Relocation Allowances.

                        (i) The Company shall pay the amount of Fifteen Thousand Dollars ($15,000.00) to Executive towards reimbursement of relocation expenses for which no accounting shall be required from Executive by Company if, and only if, Executive relocates to a location in or in proximity to Doylestown, Bucks County, Pennsylvania prior to the consummation of an initial public offering of the Company's securities

                        (ii) If and only if the Company has not paid a payment to Executive pursuant to subsection f(i) above, and the Company has consummated an initial public offering of the Company's securities, then the Company shall reimburse Executive or otherwise provide for or pay all reasonable expenses incurred by Executive in relocating his residence from its existing location to a location in or in proximity to Doylestown, Bucks County, Pennsylvania, including settlement costs of selling his present residence, settlement costs related to the purchase of his relocated residence, transportation and costs of moving personalty from his existing residence to the relocation.

                  g. Other Expenses. The Company shall reimburse Executive or otherwise provide for or pay for all expenses (including but not limited to meals, entertainment, travel, automobile and lodging expenses) incurred by Executive in the course of performing his duties under this Agreement.

            5. Termination of Employment.

                  a. Termination for Good Cause. The Company may terminate Executive's employment at any time for "Good Cause," as herein defined. For the purposes of this Agreement, "Good Cause" shall mean (i) gross misconduct, (ii) gross neglect of duties, (iii) acts involving moral turpitude, (iv) material breach by Executive of this Agreement or the Confidentiality Agreement or (v) any act or omission involving fraud, embezzlement, or misappropriation of any property or proprietary information of the Company by Executive which is not cured or cannot be cured by Executive within fifteen (15) days after receipt of written notice from the Company. if the Company terminates Executive's employment for Good Cause, Executive shall have a right to unpaid compensation and other benefits accrued and unpaid through the last day of Executive's employment.

                  b. Termination by Executive for Good Cause. Executive may terminate his employment at any time for "Good Cause" as herein defined. "Good Cause" shall mean (i) a failure by Company to comply with any material provisions of the

            Agreement which failure has not been cured in fifteen (15) days after notice given by Executive to Company, (ii) without Executive's express written consent, the assignment to Executive of any duties inconsistent with Executive's position, duties, responsibilities and status with the Company,
(iii) the failure of Company to continue in effect any bonus, benefit or compensation plan, life insurance plan. health and accident plan, or any other benefit plan in which Executive is participating, (iv) the taking of any action by Company which would adversely affect Executive's benefits under such plans, or (v) any purported termination of Executive's employment which is not effective pursuant to Section 5.a of this Agreement.

            If Executive terminates his employment for Good Cause pursuant to this Section 5.b., the Company shall immediately pay all compensation and benefits accrued and unpaid through the last day of Executive's employment. In addition, Executive shall receive a severance payment equal to Executive's base compensation, payable at normal Company payroll dates, for a period six months. Executive shall not be required to set off or mitigate the amount of any payment provided for under this Section 5.b. for payments received or to be received by Executive from other employment or consulting income.

                  c. Death or Disability. This Agreement shall terminate if Executive dies or is mentally or physically "Disabled" as herein defined. For the purposes of this Agreement, "Disabled" shall mean a mental or physical condition that renders Executive incapable of performing his duties and obligations under this Agreement for three (3) or more consecutive months or for a total of six
(6) months during any twelve (12) consecutive months; provided, that during such period the Company shall give Executive at least thirty (30) days' written notice that it considers the time period for disability to be running. If this Agreement is terminated under this paragraph 5.c., Executive or his estate shall be entitled to any unpaid compensation (illegible) and other (illegible) disability benefits accrued through the last day of Executive's employment but shall not be entitled to any severance benefits.

            6.    Miscellaneous.

            a. Governing Law. this Agreement shall be interpreted, construed, governed and enforced according to the laws of the Commonwealth of Pennsylvania.

            b. Amendments. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the parties hereto.

            c. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be construed, if possible, so as to be enforceable under applicable law, else, such provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

            d. Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company including, without limitation, any person, partnership or corporation which may acquire all or substantially all of the Company's assets and business, or with or into which the Company may be consolidated or merged. Executive shall not be entitled to assign any of his rights or obligations under this Agreement.

            e. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or two days after deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown below such party's signature, or at such other address or addresses as either party shall designate to the other in accordance with this paragraph 6.e.

            f. Entire Agreement. This Agreement, including the exhibits attached hereto, constitutes the entire agreement between the parties with respect to the employment of Executive.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

                                       ACUTE THERAPEUTICS, INC.



                                       By: /s/ Robert Capetola
                                           -----------------------------------
                                           Robert Capetola, Ph.D.
                                           Its, President


                              Address: 3359 Durham Road
                                       Doylestown, Pennsylvania 18901


                                       EXECUTIVE:



                                       /s/ Thomas E. Wiswell
                                       ---------------------------------------
                                       Thomas E. Wiswell, M.D.


                              Address: 234 Cuylers Lane
                                       Haverford, PA 19041